                                                                      EXHIBIT 12

            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 13 MONTHS               YEARS ENDED
                                   ENDED                DECEMBER 31,
                                DECEMBER 31, -----------------------------------
                                    1990       1991     1992     1993     1994
                                ------------ -------- -------- -------- --------
                                             (DOLLARS IN THOUSANDS)
Earnings
 Net income...................    $ 69,901   $ 89,530 $157,749 $168,565 $201,943
 Add:
  Provision for income taxes..      46,064     50,170   88,491  109,075  110,064
  Fixed charges...............     211,802    230,984  279,827  340,568  421,170
 Less:
  Capitalized interest........      33,630     38,947   36,291   39,363   44,610
                                  --------   -------- -------- -------- --------
 Earnings as adjusted (A).....    $294,137   $331,737 $489,776 $578,845 $688,567
                                  ========   ======== ======== ======== ========
 Fixed charges
  Interest expense............    $178,172   $192,037 $243,536 $301,205 $376,560
  Capitalized interest........      33,630     38,947   36,291   39,363   44,610
                                  --------   -------- -------- -------- --------
 Fixed charges as adjusted
  (B).........................    $211,802   $230,984 $279,827 $340,568 $421,170
                                  ========   ======== ======== ======== ========
Ratio of earnings to fixed
 charges ((A) divided by (B)).       1.39x      1.44x    1.75x    1.70x    1.63x
                                  ========   ======== ======== ======== ========